EXHIBIT 15

September 11, 2007

Ross Stores, Inc.
Pleasanton, California

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the three-month and six-month periods ended August 4, 2007 and July 29, 2006, and have issued our report thereon dated September 11, 2007. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 4, 2007, is incorporated by reference in Registration Statements No. 33-61373, No. 33-51916, No. 33-51896, No. 33-51898, No. 33-41415, No. 33-41413, No. 33-29600, No. 333-56831, No. 333-06119, No. 333-34988, No. 333-51478, and No. 333-115836 of Ross Stores, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/Deloitte & Touche LLP

26